Exhibit 4.3.10

NINTH AMENDMENT TO THE

PNC FINANCIAL SERVICES GROUP, INC.

INCENTIVE SAVINGS PLAN

WHEREAS, The PNC Financial Services Group, Inc. (the “Corporation”) sponsors The PNC Financial Services Group, Inc. Incentive Savings Plan (the “Plan”); and

WHEREAS, the Corporation has the authority under Article XIV to amend the Plan, and the Corporation wishes to amend the Plan as set forth below.

NOW, THEREFORE, IT IS RESOLVED, that the Plan is hereby amended as follows:

1.	A new Section 5.2 is added to the Plan to provide in its entirety as follows:

5.2	Riggs Plan Merger – Riggs Matching Contributions

Upon the effective date of the contemplated merger of the Riggs National Corporation 401(k) Plan (the “Riggs Plan”) into the Plan, employer matching contributions made by Riggs National Corporation or its subsidiaries on behalf of former employees of Riggs National Corporation or its subsidiaries (“former Riggs participants”) shall continue to vest in accordance with the vesting provisions of the Riggs Plan, taking into account such former employees’ service with an Employer following the merger of Riggs National Corporation and the Corporation; provided, however, that any employer matching contributions held under the Plan which were made by Riggs National Corporation or its subsidiaries on behalf of former Riggs participants shall, in the case of any former Riggs participants whose employment is terminated by an Employer solely due to job elimination due to work restructuring during the period beginning on the effective date of the merger of Riggs National Corporation and the Corporation and ending on June 30, 2006, fully vest upon such termination of employment.

Except as herein amended, the Plan shall remain in full force and effect.

This Tenth Amendment to The PNC Financial Services Group, Inc. Incentive Savings Plan shall become effective as of the date on which the contemplated merger of the Corporation and Riggs National Corporation shall become effective. The Corporation intends that this Tenth Amendment shall not become effective unless and until the merger of the Corporation and Riggs national Corporation shall be effective.

Executed and adopted this 13 th day of May 2005 by The PNC Financial Services Group, Inc. through its duly authorized officer.

/s/ William E. Rosner
William E. Rosner
Senior Vice President and Chief Human Resources Officer